EXHIBIT - I.

CHARLES W. LUTTER Jr. ATTORNEY AND COUNSELLOR AT LAW
103 Canyon Oaks
San Antonio, TX 78232
(210) 496-5438
Fax (210) 496-1631

April 29, 2002
Khan Funds
714 FM 1960 West #201
Houston, Texas 77090

Dear Sirs
I have been asked to provide this legal opinion and consent so that Khan Funds (the "Trust") may provide a "current" opinion and consent to complete a post-effective amendment (PEA) to the Trust 's registration statement on Form N-1A (SEC File number 33-12597).

I have considered among other things, the Trust's registration statement, the Trust documents and the June 23, 1997 legal opinion of Paul, Hastings Janofsky and Walker LLP previously filled as an exhibit to the Trust's registration statement, a current certificate from the State of Delaware, and copies of actions of the Trustees furnished by the Trust.

Based on my review, I am of the opinion that shares of beneficial interest in the Khan Growth Fund series of the Trust are duly authorized and when purchased and paid for as described in the Trust's registration statement, will be validly issued, fully paid and non-assessable.

I am delivering this letter to the Company and no person other than the Company may rely upon it. I hereby consent to the filing of this opinion of counsel as an exhibit to PEA.

If you have any questions, contact me any time.

Sincerely,
/S/Charles W. Lutter Jr.
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Charles W. Lutter Jr.